EXHIBIT 99.1


FOR IMMEDIATE RELEASE - March 17, 2004
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Stockton, California

"Dean Andal Appointed to Board of Service 1st Bank"

March 17, 2004

Service 1st Bank, the subsidiary of Service 1st Bancorp, announced the appointment of Dean Andal to the Service 1st Bank Board of Directors effective January 15, 2004. Mr. Andal had been serving on the Bank's Advisory Board.

Mr. Andal is currently employed by a national public accounting firm as a director in their tax division. He is a past member of the California Board of Equalization serving as Chairman in 1998 and 2000 and a member of the Franchise Tax Board. He was elected to a second term in November 1998.

Prior to his election to the Board of Equalization he served in the California State Assembly representing San Joaquin County. Dean has been a resident of Stockton for over 27 years. He currently resides in Stockton with his wife Kari and their son Patrick.

Dean attended San Joaquin Delta College and attained a Bachelors Degree from the University of California at San Diego in 1983. Dean serves on the Board of Directors for the Greater Yosemite Council of Boy Scouts of America and is past President and Founder of Lincoln Youth Basketball.

"We are delighted to have someone of Dean's stature and integrity join our Bank" said Chairman John O. Brooks. "He has been a supporter and investor from the beginning." Mr. Andal will serve on the Bank's Funds Management Committee and provide excellent knowledge and leadership for the Board of Service 1st Bank.

Service 1st Bank is a locally headquartered bank in Stockton, California serving the small business segment of this county.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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